Exhibit 99.1

enabling tomorrow’s technologies™
355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CVD Equipment Corporation Reports Increased Product Demand

For 2021

CENTRAL ISLIP, N.Y., (Business Wire) – January 11, 2022 - CVD Equipment Corporation (NASDAQ: CVV), a leading provider of chemical vapor deposition systems, today announced increased product demand in 2021. Orders exceeded $5 million in the fourth quarter and $21 million overall for the year 2021, yielding an increase of 75% compared to 2020.

CVD has seen order growth in all segments and products, including a 100% growth in the CVD equipment portion of the business, with 23 system orders in 2021. The order rate has also increased in the SDC Division and CVD Materials Division which includes the Tantaline and MesoScribe product lines.

The order rate has benefited from the increased demand for nanotechnology materials including carbon nanotubes (CNTs), Graphene and silicon nanowires (Si-NWs) to support development and manufacturing for battery materials used in electric vehicles. CVD received two system orders in 2021 to deposit coatings onto powders used in silicon-graphite anodes, including a production system to OneD Battery Sciences (Palo Alto, CA) and a second for research and material development. Both systems are planned to ship in the first half of 2022.

In addition, strong demand for Silicon Carbide wafers to support high power electronics for energy storage and transmission/charging has resulted in a multi system order from a US-based, Silicon Carbide wafer provider for approximately $2 million. The systems are scheduled to be delivered in 2022.

CVD is also a leading manufacturer of Chemical Vapor Infiltration (CVI) and Tow-Coating Systems to manufacture ceramic composite materials (CMCs) for Aerospace gas turbine engine applications. Even though the aerospace industry has been greatly impacted by the COVID global pandemic, the demand for increased manufacturing is expected according to industry projections to recover in 2023.

“CVD’s focus on growth markets in nano materials and aerospace gives ample end use market diversity. The entire space for energy storage, transmission and charging for Electric Vehicles is materializing. We support both production needs for present technology nodes as well as near and longer term material development in this market.” said Emmanuel Lakios, President and CEO of CVD Equipment Corporation. “Furthermore, we continue to support our aerospace customers and are optimistic that the market segment will recover as air travel increases. Overall, we continue to see encouraging signals that our increased 2021 order rate will continue in 2022”.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, gas control, and other state-of-the-art equipment and process solutions used to develop and manufacture materials and coatings for research and industrial applications. This equipment is used by its customers to research, design, and manufacture these materials or coatings for aerospace engine components, medical implants, semiconductors, battery nanomaterial, solar cells, smart glass, carbon nanotubes, nanowires, LEDs, MEMS, and other applications. Through its application laboratory, the Company provides process development support and process startup assistance with the focus on enabling tomorrow’s technologies™. It’s wholly owned subsidiary CVD Materials Corporation provides advanced materials and metal surface treatments and coatings to serve demanding applications in the electronic, biomedical, petroleum, pharmaceutical, and many other industrial markets.

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com

enabling tomorrow’s technologies™

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, market and business conditions, the COVID-19 pandemic, the success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements. Past performance in not a guaranty of future results.

For further information about this topic please contact:

Thomas McNeill, EVP and CFO

Phone: (631) 981-7081

Fax: (631) 981-7095

Email: investorrelations@cvdequipment.com

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com
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